Exhibit 5.1

September 24, 2004

Novell, Inc.
404 Wyman Street
Waltham, MA 02451

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to Novell, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, including the exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration by the Company of $600,000,000 aggregate principal amount of 0.50% Convertible Senior Debentures due 2024 (the "Debentures") and 52,074,300 shares of common stock of the Company, $0.10 par value per share (the "Common Stock"), initially issuable upon conversion of the Debentures that may be offered and sold by certain holders of the Debentures from time to time, as set forth in the Registration Statement.

        The Debentures were issued under an Indenture dated as of July 2, 2004 (the "Indenture"), between the Company and Wells Fargo Bank, National Association, as Trustee, which was filed with the Commission as an Exhibit to the Company's report on Form 10-Q for the quarter ended July 31, 2004 and will be incorporated by reference thereto as an Exhibit in the Registration Statement.

        In giving the opinions expressed below, we have examined, among other things: (i) the resolutions of the Company's Board of Directors and of the Pricing Committee of the Board of Directors, (ii) the Registration Statement, (iii) the preliminary prospectus included therein, (iv) the Indenture, and (v) the form of Debentures.

        We have also examined originals, or copies satisfactory to us, of all such corporate records, agreements, certificates, governmental orders, permits and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

        In rendering the opinions expressed below, we are not expressing any opinion with regard to the application of laws of any jurisdiction other than the law of the State of New York and the Delaware General Corporation Law.

        Based upon and subject to the foregoing, we are of the opinion that:

        1.     The Debentures, when duly executed and delivered, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms.

        2.     The shares of Common Stock issuable upon conversion of the Debentures have been duly authorized and reserved for issuance and, when issued upon conversion of the Debentures, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus that forms a part of such Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ MORGAN, LEWIS & BOCKIUS LLP